EXHIBIT 5.1

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QUICK LAW GROUP PC

1035 PEARL STREET
SUITE 403
BOULDER, CO 80302

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Phone: 720.259.3393

Facsimile: 303.845.7315

September 17, 2020

Agentix Corp.

32932 Pacific Coast Highway, #14-254

Dana Point, California 92629

Re:

Agentix Corp. Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Agentix Corp., a Nevada corporation (the “ Company ”), in connection with the proposed registration of 2,750,721 shares of common stock of the Company, par value $0.001 per share (the “Shares”) pursuant to a registration statement on Form S-1, Registration No. 333-248589 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), initially filed with the Securities and Exchange Commission (the “Commission”) on September 3, 2020.

We have examined the Articles of Incorporation (as amended), the Bylaws, and the resolutions adopted by the Board of Directors of the Company, and the applicable laws of the State of Nevada and a copy of the Registration Statement. In conducting our examination, we assumed, without investigation, the genuineness of all signatures, the legal capacity of all natural persons, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted as certified or photostatic copies, the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company. As to questions of fact material to this opinion, we have relied on the accuracy of certificates or comparable documents of public officials and of officers and representatives of the Company. In addition, in rendering this opinion, we assumed that the Shares were or will be offered in the manner and on the terms identified or referred to in the Registration Statement, including all amendments thereto.

In making the foregoing examinations, we have assumed the genuineness of all signatures (other than those of the Company), the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or copies thereof and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions, where such facts have not been independently established, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials.

Based upon the foregoing and subject to the assumptions and qualifications stated herein, we are of the opinion that the Shares were duly authorized for issuance by all necessary corporate action of the Company and are validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting part of such Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Quick Law Group P.C.

Quick Law Group P.C.